Exhibit 10.2
                                                              ------------

September 7, 2004


John Wasz
Commonwealth Industries, Inc.
500 West Jefferson Street
Suite 1900
Louisville, KY  40202

         Re:      Amendment to Severance Agreement

Dear John,

Pursuant to our correspondence dated as of even date herewith concerning certain additional equity incentives and other compensation arrangements, this letter (the "Amendment") will serve to amend your Severance Agreement dated as of February 1, 1996 (the "Severance Agreement").

Effective upon the Closing of the merger (as defined in the Agreement and Plan of Merger (the "Merger") among IMCO Recycling Inc., Silver Fox Acquisition Company and the Company, dated as of June 16, 2004 (the "Merger Agreement"):

1. Section 3(a)(2) of the Severance Agreement, shall be modified and replaced in its entirety with the following:

 (2) a lump-sum cash amount equal to (i) two (2) times Executive's highest annual rate of base salary during the 12-month period prior to the Date of Termination, plus (ii) two (2) times the greatest of (A) the highest bonus earned by Executive in respect of the three (3) fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs or
(B) Executive's target bonus for the fiscal year in which the change in Control occurs or (C) Executive's target bonus for the fiscal year in which Executive's Date of Termination occurs. Any amount paid pursuant to this Section 3(a)(2) shall reduce any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan or policy or employment agreement of the Company.

2. Section 3(b) of the Severance Agreement shall be modified and replaced in its entirety with the following:

 (b) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, the Company shall continue to provide, for a period of two (2) years following the Date of Termination, Executive (and Executive's dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to Executive) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

3. Section 1(e)(6) of the Severance Agreement (with respect to your right to payments if you terminate employment during a certain window period) shall be void and shall have no further force or effect.

For the avoidance of doubt, the foregoing amendments will not take effect until the closing of the merger contemplated by the Merger Agreement. This agreement shall terminate and be of no force and effect, and no changes to the Severance Agreement contemplated herein shall be effected, if the Merger Agreement is terminated or if the Closing does not occur within the time contemplated in the Merger Agreement. Except as modified herein, the Severance Agreement shall remain in effect, including without limitation, Section 9(b) concerning assumption of the obligations of the Severance Agreement, as amended hereby, by a successor or transferee.

If the foregoing correctly sets forth our understanding, please execute a copy of this letter in the space provided and return it to me.


Sincerely,

/S/ Steven J. Demetriou
-----------------------
Steven J. Demetriou


ACCEPTED AND AGREED
as of the date first above written


/S/ John Wasz
-------------
John Wasz